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                                  United States
                       Securities and Exchange Commission
                             Washington, D.C. 20549

                                  Schedule 13D


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Name of Issuer                                 Image Sensing Systems, Inc
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Title of Class of Securities                     Common Stock, Warrents
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CUSIP Number                                          452 44C 104
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Name, Address and Telephone                          Michael Scheller
Number of Person Authorized to                    C/o JAMMS Associates
Receive Notices and Communications                    PO Box 20892
                                                Lehigh Valley, PA 18002
                                                     (610) 317-8550
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Date of Event which Requires Filing                      6/15/99
of this Statement
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                                JAMMS Associates
                                  PO Box 20892
                             Lehigh Valley, PA 18002


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                                                                     Page 2 of 3


CUSIP No. 452 44C 104

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1.  Name of Reporting Person                             Michael Scheller
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2.  Check the appropriate box if a member of a group*         (a)      X
                                                              (b)
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3.  SEC USE ONLY
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4.  Source of Funds                                           PF
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5.  Check Box if Disclosure of Legal Proceedings is
    required pursuant to items 2(d) or 2(e)
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6.  Citizenship or Place of Organization                      USA
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7.  Sole Voting Power                                         131,700
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8.  Shared Voting Power
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9.  Sole Dispositive Power
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10. Shared Dispositive Power
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11. Aggregate Amount Beneficially Owned by each               131,700
    Reporting Person
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12. Check Box if the Aggregate Amount in Row (11)
    Excludes certain Shares*
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13. Percent of Class Represented by amount in Row (11)        100% x (131,700 /
                                                              2,479,200) = 5.31%
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14. Type of Reporting Person                                  IN PN
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                                JAMMS Associates
                                  PO Box 20892
                             Lehigh Valley, PA 18002

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Item 1                        Common, Warrents
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Item 2                        Michael Scheller
                              C/o JAMMS Associates
                              PO Box 20892
                              Lehigh Valley, PA 18002
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Item 3                        6/15/99 9700 4.125
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Item 4                        Investment
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Item 5                        5.31%
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Item 6                        N/A
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Item 7                        None
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Signature

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true , complete and correct.

Date: 6/25/99                               Signature: /s/ Michael Scheller
                                            Name: Michael Scheller





                                JAMMS Associates
                                  PO Box 20892
                             Lehigh Valley, PA 18002